EXHIBIT 99.2

Virchow Krause and Company, LLP
30200 Telegraph Road, Suite 100
Bingham Farms, MI 48025
Telephone: (248) 540-6600

Report of Independent Accountants on Compliance with
Specified Receivable Servicing Standards

To the Board of Directors of VW Credit, Inc. and
The Bank of New York, Indenture Trustee:

Re: Transaction SUBI Supplement 2002-A to Servicing Agreement (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, LTD., VW Credit, Inc., as Servicer, and U.S. Bank National Association, not in its individual capacity but solely as SUBI Trustee, dated November 14, 2002

We have examined management’s assertion about VW Credit Inc.’s (the “Company”) compliance with the applicable servicing standards related to lease receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2004 included in the accompanying management assertion (see Exhibit II). Management is responsible for the Company’s compliance with those specified servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the specified servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

/s/ Virchow Krause and Company, LLP

Virchow, Krause & Company, LLP
February 25, 2005
Bingham Farms, Michigan

3800 Hamlin Road
Auburn Hills, MI 48326

Exhibit II
Management’s Assertion Concerning Compliance with
Specified Lease Receivable Servicing Standards

February 25, 2005

Re: Transaction SUBI Supplement 2002-A to Servicing Agreement (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, LTD., VW Credit, Inc., as Servicer, and U.S. Bank National Association, not in its individual capacity but solely as SUBI Trustee, dated November 14, 2002

Ladies and Gentlemen:

As of and for the year ended December 31, 2004, VW Credit, Inc. (the “Company”) has complied in all material respects with the applicable servicing standards related to lease receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

/s/ Kevin Kelly Kevin Kelly, President, VW Credit, Inc.

/s/ Bruce Harris Bruce Harris, Chief Financial Officer, VW Credit, Inc.

/s/ Dennis Tack Dennis Tack Controller, VW Credit, Inc.

Exhibit I
Specified Lease Receivable Servicing Standards

Advances

▪	Funds of the servicing entity shall be advanced in accordance with Transaction SUBI Supplement 2002-A to Servicing Agreement (as amended and supplemented, or otherwise modified and in effect from time to time, the Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, LTD., VW Credit, Inc., as Servicer, and U.S. Bank National Association, not in its individual capacity but solely as SUBI Trustee, dated November 14, 2002.

Lease Finance Receivable Payments

▪	Lease finance receivable payments shall be deposited into the servicer’s bank account within two business days of receipt.

▪	Lease finance receivable payments shall be made in accordance with the borrower’s lease documents, shall be posted to the applicable borrower’s records within two business days of receipt.

▪	Lease finance receivables payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the borrower’s lease documents.

▪	Lease finance receivables payments identified as payoffs shall be allocated in accordance with the borrower’s lease documents.

Disbursements

▪	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

▪	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

Investor Accounting and Reporting

▪	The servicing entity’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance serviced by the servicing entity.

Delinquencies

▪	Servicer should maintain records that document collection efforts during the period a lease is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent leases including, for example, phone calls, letters and rescheduling plan in cases where delinquency is deemed temporary (e.g. illness or unemployment).